Exhibit 99.1

FOR IMMEDIATE RELEASE

Corporate Communications: Mel Stephens (248) 447-1624

Investor Relations: Anne Bork (248) 447-5914

Lear Announces Jury Verdict in Seton Lawsuit;
Plans to Challenge Outcome

Southfield, Mich., May 26, 2005 — Lear Corporation (NYSE: LEA) announced today that a $30 million verdict was rendered on Wednesday, May 25, 2005 against Lear in a case pending in the U.S. District Court for the Eastern District of Michigan. As previously reported in the Company’s public filings, on January 29, 2002, Seton Company, one of Lear’s leather suppliers, filed a suit alleging that Lear had breached a purported agreement to purchase leather from Seton for seats for the life of the General Motors GMT 800 program. Seton had sought up to $97 million in compensatory and exemplary damages.

“We strongly disagree with the jury’s verdict and the damages award. We intend to challenge the verdict and, if necessary, seek an appeal,” stated Daniel A. Ninivaggi, Lear’s Senior Vice President, Secretary and General Counsel.

As a result of the verdict, Lear currently expects to record a net charge of approximately $0.25 per share to second quarter 2005 net income. The impact resulting from the verdict is not reflected in Lear’s previously announced financial guidance. Lear intends to discuss and update financial guidance for the remainder of 2005 when Lear releases its second quarter financial results on July 29, 2005.

Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $17 billion in 2004, Lear is one of the world’s largest automotive interior systems suppliers. The company’s world-class products are designed, engineered and manufactured by more than 110,000 employees in 34 countries. Further information about Lear and its products is available on the Internet at www.lear.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers, raw material cost and availability, the Company’s ability to mitigate the significant impact of recent increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow and other risks described from time to time in the Company’s Securities and Exchange Commission filings.

The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update them.